Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the 23rd day of May, 2017 (the “Effective Date”) by and between Charles & Colvard, Ltd. (the “Company”) and Don O’Connell (the “Employee”).

WITNESSETH

WHEREAS, Employee and the Company wish to enter into an employment relationship on the terms and conditions set forth in this Agreement; and

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized the Company to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree that:

1.          Employment. The Company hereby employs Employee, and Employee hereby accepts such employment, on the terms and conditions set forth in this Agreement.

2.          Term of Employment. Unless earlier terminated as provided herein, the initial term of this Agreement shall commence on the Effective Date and shall continue until the one-year anniversary of the Effective Date (the “Initial Term”). After the Initial Term, this Agreement shall automatically renew for successive additional one-year terms on the same terms and conditions set forth herein, unless: (i) earlier terminated or amended as provided herein or (ii) either party gives written notice of non-renewal at least thirty (30) days prior to the end of the Initial Term or any renewal term of this Agreement. The Initial Term of this Agreement and all applicable renewals thereof are collectively referred to herein as the “Term.”

3.           Position and Duties. Employee shall serve as Chief Operating Officer and Senior Vice President, Supply Chain and of the Company. Employee shall faithfully and to the best of his ability perform all duties of the Company related to his position with the Company, including, but not limited to, all duties set forth in this Agreement and/or in the Bylaws of the Company related to the position that he holds, as well as all duties that are reasonably assigned to him by the Board or its designees. Employee agrees to devote his entire working time, attention, energy, and skills to the Company in furtherance of the Company’s best interests, while so employed; provided that Employee may, to the extent not otherwise prohibited by this Agreement, (A) engage in such activities as permitted in writing by the Company and (B) devote such amount of time as does not interfere or compete with the performance of the Employee’s duties under this Agreement to any one or more of the following activities: (i) investing the Employee’s personal assets in such manner as will not require services to be rendered by the Employee in the operation of the affairs of the companies in which investments are made; or (ii) engaging in charitable and professional organization activities, including serving on the Boards of Directors of charitable and professional organizations. Employee shall comply with all reasonable Company policies, standards, rules, and regulations (the “Company Policies”) and all applicable government laws, rules, and regulations that are now or hereafter in effect. Employee acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.

4.           Compensation and Benefits. During the Term, Employee shall receive compensation and benefits for the services performed for the Company under this Agreement as follows:

(a)          Base Salary. Employee shall receive a base salary of Two Hundred Seventy-Five Thousand and 00/100 Dollars ($275,000), payable in regular and equal installments in accordance with the Company’s regular payroll schedule and practices (“Base Salary”).

(b)          Employee Benefits. Employee shall be entitled to receive those benefits that are made available to the other similarly-situated executive employees of the Company, including, but not limited to, life, medical, and disability insurance, as well as retirement benefits (collectively, the “Employee Benefits”), in accordance with the terms and conditions of the applicable plan documents, provided that Employee meets the eligibility requirements thereof. The Company reserves the right to reduce, eliminate, or change such Employee Benefits, in its sole discretion, subject to any applicable legal and regulatory requirements.

(c)          Equity Compensation Award.  The Compensation Committee of the Board has approved an incentive stock option (“ISO”) granting Employee the right to purchase up to 100,000 shares of the Company’s common stock under the Charles & Colvard, Ltd. 2008 Stock Incentive Plan, as amended (the “2008 Plan”), at an option exercise price equal to the closing price of the common stock on the Effective Date contingent upon Employee’s execution of this Agreement; provided that such option shall be granted as a non-ISO to the extent it does not qualify for ISO treatment on the Effective Date. This ISO award shall vest in accordance with the following vesting schedule:  25% of the ISO award (25,000 option shares) shall vest six months after the Effective Date and an additional 25% of the ISO award (25,000 option shares) shall vest on each of the following three anniversaries of the Effective Date provided Employee remains continuously employed with the Company (or other affiliated company) through each such vesting date.  The ISO award shall be contingent upon Employee’s execution of a standard Employee Incentive Option Agreement in substantially the form attached as Exhibit A to this Agreement and the ISO award shall in all respects be subject to and governed by the provisions of the 2008 Plan and the Employee Incentive Option Agreement.

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(d)          Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee that specifically and directly relate to the performance by Employee of the services under this Agreement, provided that Employee complies with the Company Policies for reimbursement that are now or hereafter in effect. Each such expense shall be submitted for reimbursement after they are incurred.

(e)          Paid Time Off. On a calendar year basis, Employee will: (i) earn paid time off (“PTO”) in accordance with the Company’s PTO policy, and (ii) receive six (6) days of paid personal leave on January 1. In accordance with the Company Policies, all PTO that is earned by Employee shall be used or carried over to the extent permitted and all paid personal leave that is received by Employee shall be used or forfeited. Upon the termination of the Employee’s employment by the Company, all earned and unused PTO shall be paid and all unused paid personal leave shall be forfeited in accordance with the terms of the Company Policies.

(f)          Bonus. Employee shall be eligible to receive an annual bonus (the “Annual Bonus”) tied to the success of the Company’s annual business plan.  All Annual Bonus payments will be subject to the terms, conditions, and eligibility requirements of the applicable bonus plan as it may exist from time to time, which may provide that the Annual Bonus is payable in the sole and absolute discretion of the Company.  The Annual Bonus shall be provided in a manner such that entitlement to and payment of the Annual Bonus is exempt from or compliant with Internal Revenue Code Section 409A.

5.           Withholding. The Company may withhold from any payments or benefits under this Agreement, including, but not limited to, any payments under Paragraphs 4(a), (c), (d), (e), and (f) of this Agreement, all federal, state, or local taxes or other amounts, as may be required pursuant to applicable law, government regulation, or ruling.

6.           Termination. This Agreement and Employee’s employment by the Company shall or may be terminated as follows:

(a)          Expiration of the Term. This Agreement and Employee’s employment by the Company shall terminate upon the expiration of the Term.

(b)          Death of Employee. This Agreement and Employee’s employment by the Company shall terminate upon the death of Employee (“Death”).

(c)          Discontinuance. The Company, immediately and without notice, may terminate this Agreement and Employee’s employment by the Company upon the liquidation, dissolution, or discontinuance of business by the Company in any manner or the filing of any petition by or against the Company under any federal or state bankruptcy or insolvency laws, provided that such petition is not dismissed within sixty (60) days after filing (“Discontinuance”).

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(d)          Termination by the Company for Just Cause. The Company, immediately and without notice, may terminate this Agreement and Employee’s employment by the Company at any time for Just Cause. Termination for “Just Cause” shall include termination for Employee’s: dishonesty; gross incompetence; willful misconduct; breach of fiduciary duty owed to the Company, including any failure to disclose a material conflict of interest; failure to perform his duties as required by this Agreement or to achieve the reasonable objectives mutually agreed upon by Employee and the Board or its designees; material violation of any law (other than traffic violations or similar offenses); material failure to comply with Company Policies, including policies prohibiting harassment, discrimination, and retaliation, or any other reasonable directives of the Board or its designees; conviction of a felony of any nature or of a misdemeanor involving moral turpitude; use of illegal drugs or other illegal substance, or use of alcohol in a manner that materially interferes with the performance of Employee’s duties under this Agreement; adverse action or omission, without the consent or approval of the Company or not in accordance with performing Employee’s duties hereunder, that would be required to be disclosed pursuant to public securities laws, even though such laws may not then apply to the Company, that would limit the ability of the Company or any affiliated entity to sell securities under any federal or state law, or that would disqualify the Company or any affiliated entity from any exemption otherwise available to it; disability; or material breach of any provision of this Agreement, including provisions concerning confidentiality, proprietary information, and restrictive covenants. For purposes of this subsection, the term “disability” means the inability of Employee, because of the condition of his physical, mental, or emotional health, to satisfactorily perform the duties of his employment hereunder, with or without a reasonable accommodation, for a continuous three-month period.

(e)          Termination by the Company Without Cause. The Company may terminate this Agreement and Employee’s employment by the Company other than for “Just Cause,” as described in Paragraph 6(d) above, and other than upon “Discontinuance,” as described in Paragraph 6(c) above, at any time for any reason by providing written notice to Employee, which termination shall be effective immediately (“Without Cause”). For the avoidance of doubt, a notice by the Company that the Term of this Agreement shall not be automatically renewed as provided in Paragraph 2 of this Agreement shall constitute a termination by the Company Without Cause.

(f)          Termination by Employee for Good Reason. Employee may terminate this Agreement and his employment by the Company for “Good Reason” (as defined herein), provided that: (i) Employee provides the Company with written notice of the Good Reason within ninety (90) days of the initial actions or inactions of the Company giving rise to Good Reason; (ii) the Company does not cure such conditions within sixty (60) days of such notice (the “Cure Period”); (iii) Employee terminates his employment under this Agreement within thirty (30) days of the expiration of the Cure Period; and (iv) the Company has not, prior to Employee giving notice of Good Reason, provided Employee with notice of termination or of non-renewal under this Agreement.

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“Good Reason” shall mean the occurrence of any of the following events within six (6) months following a Change of Control (as defined herein) and without Employee’s consent: (i) a material diminishment in Employee’s responsibilities from those he had immediately prior to the Change of Control; (ii) a material reduction in Employee’s base salary; (iii) Employee’s place of employment is relocated more than fifty (50) miles from the location where Employee worked immediately prior to the Change of Control; or (iv) a material breach of this Agreement by the Company.

A “Change of Control” shall be deemed to have occurred if: (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of the Company, becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities or ownership interests of the Company, representing 51% or more of the combined voting power of the Company’s then outstanding securities or ownership interests; or (ii) during the then existing term of the Agreement, as a result of a tender offer or exchange offer for the purchase of securities or ownership interests of the Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any year period during such term constitute the Company Board, plus new directors whose election by the Company’s shareholders is approved by a vote of at least two-thirds of the outstanding voting shares of the Company, cease for any reason during such year period to constitute at least two-thirds of the members of such Board; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation which entity continues to be the sole or majority owner of the Company; or (iv) any event which the Company’s Board of Directors determines should constitute a Change of Control. Notwithstanding anything in this Agreement to the contrary, in no event shall any of the following occurrences constitute a “Change of Control”: (i) the Company’s making any assignment for the benefit of its creditors or consenting to the appointment of a receiver or commencing any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws or (ii) any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws being commenced against the Company, or a receiver or trustee being appointed for the Company or a substantial part of its property.

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(g)         Termination by Employee Without Good Reason. Employee may terminate this Agreement and his employment by the Company for reasons other than Good Reason thirty (30) days after written notice of Employee’s resignation is received by the Company (“Resignation”).

(h)         Obligations of the Company Upon Termination.

i.            Upon the termination of this Agreement: (A) pursuant to the expiration of the Term, under Paragraph 6(a) of this Agreement, following Employee’s notice of non-renewal pursuant to Paragraph 2 of this Agreement; (B) pursuant to Paragraph 6(b) of this Agreement (“Death”); (C) by the Company pursuant to Paragraph 6(c) of this Agreement (“Discontinuance”) or Paragraph 6(d) of this Agreement (“Just Cause”); (D) by Employee pursuant to Paragraph 6(g) of this Agreement (“Resignation”); or (E) for any reason other than those set forth in Paragraph 6(h)(ii); the Company shall have no further obligation hereunder other than the payment of all compensation and other benefits payable to Employee through the date of such termination.

ii.         Upon the termination of this Agreement (and subject to Employee’s execution of a release under Paragraph 7 of this Agreement and compliance with his obligations under Paragraphs 8, 9, 10, and 11 of this Agreement): (A) by Employee pursuant to Paragraph 6(f) of this Agreement (“Good Reason”); (B) by the Company pursuant to Paragraph 6(e) of this Agreement (“Without Cause”) within six (6) months following a Change of Control; or (C) pursuant to the expiration of the Term, under Paragraph 6(a) of this Agreement, following the Company’s notice of non-renewal pursuant to Paragraph 2 of this Agreement within six (6) months following a Change of Control; the Company shall pay Employee an amount equal to twelve (12) months of his then current base salary (less all applicable deductions), payable over twelve consecutive months in equal installment payments paid in accordance with the Company’s regular payroll schedule, beginning on the first regular payroll date occurring on or after the date on which the release of claims required by Paragraph 7 of this Agreement becomes effective and non-revocable.

iii.         Upon the termination of this Agreement (and subject to Employee’s execution of a release under Paragraph 7 of this Agreement and compliance with his obligations under Paragraphs 8, 9, 10, and 11 of this Agreement): (A) by the Company pursuant to Paragraph 6(e) of this Agreement (“Without Cause”) not occurring within six months following a Change of Control; or (B) pursuant to the expiration of the Term, under Paragraph 6(a) of this Agreement, following the Company’s notice of non-renewal pursuant to Paragraph 2 of this Agreement and not within six months following a Change of Control; the Company shall pay Employee an amount equal to six (6) months of his then current base salary (less all applicable deductions), payable over six consecutive months in equal installment payments paid in accordance with the Company’s regular payroll schedule, beginning on the first regular payroll date occurring on or after the date on which the release of claims required by Paragraph 7 of this Agreement becomes effective and non-revocable.

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iv.         Notwithstanding the terms of the Company’s equity compensation plans and applicable award agreements, upon the occurrence of a Change of Control or a termination of this Agreement by the Company pursuant to Paragraph 6(e) of this Agreement (“Without Cause”) not occurring within six months following a Change of Control (and subject to Employee’s execution of a release under Paragraph 7 of this Agreement and compliance with his obligations under Paragraphs 8, 9, 10, and 11 of this Agreement): (A) all of Employee’s outstanding unvested time-based equity awards shall become fully vested and any restrictions thereon shall lapse and (B) all of Employee’s outstanding unvested performance-based equity awards shall be deemed achieved at target levels with respect to performance goals or other vesting criteria.

v.           Notwithstanding any provision in this Agreement to the contrary, any payment conditioned upon the release required by Paragraph 7 shall be made, or commence, as applicable, within ninety (90) days of the termination of Employee’s employment. To the extent that any payment due under this Paragraph 6 is not exempt from Section 409A, such amount shall be paid in a lump sum no later than seventy-four (74) days following the Employee’s termination of employment.

7.          Release of Claims. Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to provide any severance payment under Paragraph 6(h)(ii) of this Agreement is conditioned upon Employee’s execution of an enforceable release of any and all claims arising before the date that he signs the release, in a form which is reasonable and which is satisfactory to the Company (satisfaction of the Company is not to be unreasonably withheld), and his compliance with the provisions of Paragraphs 8, 9, 10, and 11 of this Agreement. If Employee fails to execute such a release or fails to comply with such terms of this Agreement, then the Company’s obligation to make any payments to him ceases on the effective termination date. The release of claims shall be provided to Employee within seven (7) days of the termination of his employment, and Employee must execute it within the time period specified in the release (which shall not be longer than forty-five (45) days from the date upon which he receives it). Such release shall not be effective until any applicable revocation period has expired.

8.          Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

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(a)          “Confidential Information” shall mean: (i) any and all non-public or otherwise confidential proprietary knowledge, material, or information of the Company, including any and all knowledge, material, or information that is designated as Confidential Information by the Company and any and all confidential knowledge, material, or information that becomes generally known to the public as a result of a disclosure by Employee, or any other person or entity who is obligated to treat such knowledge, material, or information confidentially, and (ii) any and all non-public or otherwise confidential proprietary knowledge, material, or information of others who disclose that knowledge, material, or information to the Company, including any and all knowledge, material, or information designated as Confidential Information by the Company, or those others and any and all confidential knowledge, material, or information that becomes generally known to the public as a result of a disclosure by Employee, or any other person or entity who is obligation to treat such knowledge, material, or information confidentially. Confidential Information includes, but is not limited to, the following types of knowledge, material, or information (whether or not reduced to writing): trade secrets; concepts; designs; discoveries; ideas; know-how; processes; techniques; Inventions (as defined herein); drawings; specifications; models; data; software in various stages of development; source and object code; documentation; diagrams; flow charts; research; procedures; marketing

(b)          not limited, devices, processes, computer programs and related source code and object code, mask works, and methods, together with any improvements thereon or thereto, and development techniques, materials, plans, and information; business methods, procedures, and policies; current and prospective customers names and lists and other information related to current and prospective customers; prices, including price lists, policies, and formulas; profit margins, data, and formulas; financial information; training

(c)          a mask work and whether or not reduced to practice, including, but derivative works made therefrom, and know-how, descriptions, sketches, drawings, or other knowledge, manuals and methodologies; and employee files and information.

(d)          “Inventions” shall mean ideas, concepts, techniques, inventions, discoveries, and works of authorship, whether or not patentable or protectable by copyright or as information, or material related thereto.

(e)          “Intellectual Property Rights” shall mean all patent, trademark, and copyright rights, moral rights, rights of attribution or integrity, trade secret rights, or other proprietary or intellectual property rights.

(f)          “Competing Business” shall mean any corporation, partnership, person, or other entity that is primarily engaged in researching, developing, manufacturing, marketing, distributing, or selling any product, service, or technology that is competitive with any part of the Company’s Business. For the avoidance of doubt, a retail business which researches, develops, manufactures, markets, distributes and/or sells a wide variety of products, and revenue from its fashion jewelry is less than 20% of its total revenue is not a Competing Business.

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(g)          “Company’s Business” shall mean the development, manufacture, marketing, distribution, or sale of, including research directed to, any product, service, or technology in the Moissanite jewelry industry. As of the date of this Agreement, Company’s Business includes, but is not limited to: (i) marketing and distributing Moissanite jewelry and Moissanite gemstones, and (ii) fabricating (including wafering, pre-forming, and faceting), marketing, and distributing Moissanite gemstones or other diamond simulants to the gem and jewelry industry. Employee understands that during Employee’s employment with the Company, the Company’s Business may expand or change, and Employee agrees that any such expansions or changes shall expand or contract the definition of the Company’s Business and Employee’s obligations under this Agreement accordingly.

(h)          “Territory” shall mean the following severable geographic areas: (i) throughout the world, (ii) within any country in which the Company, or a Competing Business is engaged in business; (iii) within any country in which the Company is engaged in business, (iv) within the United States, (v) within any state, including the District of Columbia, in which the Company or a Competing Business is engaged in business, (vi) within any state, including the District of Columbia, in which the Company is engaged in business, (vii) within a 100 mile radius of Employee’s principal place of employment or work for the Company, (viii) the state of North Carolina, and (ix) within a 100 mile radius of the Company’s corporate headquarters.

9.          Covenant Not to Compete. As a result of Employee’s employment by the Company: (i) Employee will have access to trade secrets and Confidential Information of the Company, including, but not limited to, valuable information about its intellectual property, business operations and methods, and the persons with which it does business in various locations throughout the world, that is not generally known to or readily ascertainable by a Competing Business, (ii) Employee will develop relationships with the Company’s customers and others with which the Company does business, and these relationships are among the Company’s most important assets, (iii) Employee will receive specialized knowledge of and specialized training in the Company’s Business, and (iv) Employee will gain such knowledge of the Company’s Business that, during the course of Employee’s employment with the Company and for a period of one year following the termination thereof, Employee could not perform services for a Competing Business without inevitably disclosing the Company’s trade secrets and Confidential Information to that Competing Business. Accordingly, Employee agrees to the following:

(a)          While employed by the Company, Employee will not, without the express written consent of an authorized representative of the Company: (i) perform services (as an employee, independent contractor, officer, director, or otherwise) within the Territory for any Competing Business, (ii) engage in any activities (or assist others to engage in any activities) within the Territory that compete with the Company’s Business, (iii) own or beneficially own an equity interest in a Competing Business, (iv) request, induce, or solicit (or assist others to request, induce, or solicit) any customers, prospective customers, or suppliers of the Company to curtail or cancel their business with the Company, or to do business within the scope of the Company’s Business with a Competing Business, (v) request, induce, or solicit (or assist others to request, induce, or solicit) for the benefit of any Competing Business any employee or independent contractor of the Company to terminate his or her employment or independent contractor relationship with the Company, or (vi) employ (or assist others to employ) for the benefit of any Competing Business any person who has been employed by the Company within the last year of Employee’s employment with the Company.

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(b)          For a period of one year following the termination of Employee’s employment with the Company, Employee will not, without the express written consent of an authorized representative of the Company: (i) perform services (as an employee, independent contractor, officer, director, or otherwise), within the Territory for any Competing Business, that are the same or similar to any services that Employee performed for the Company or that otherwise utilize skills, knowledge, and/or business contacts and relationships that Employee utilized while providing services to the Company, (ii) engage in any activities (or assist others to engage in any activities) within the Territory that compete with the Company’s Business, (iii) own or beneficially own an equity interest in a Competing Business, (iv) request, induce, or solicit (or assist others to request, induce, or solicit) any customers, prospective customers, or suppliers of the Company, which were customers, prospective customers, or suppliers of the Company during the last year of Employee’s employment with the Company, to curtail or cancel their business with the Company, or to do business within the scope of the Company’s Business with a Competing Business, (v) request, induce, or solicit (or assist others to request, induce, or solicit) any customers, prospective customers, or suppliers of the Company with which Employee worked or had business contact during the last year of Employee’s employment with the Company to curtail or cancel their business with the Company, or to do business within the scope of the Company’s Business with a Competing Business, (vi) request, induce, or solicit (or assist others to request, induce, or solicit) any employee or independent contractor of the Company to terminate his or her employment or independent relationship with the Company, (vii) request, induce, or solicit (or assist others to request, induce, or solicit) any person who has been employed by the Company within the last year of Employee’s employment by the Company or thereafter to be employed with a Competing Business, or (viii) employ or engage as a contractor (or assist others to employ or engage as a contractor) any person who has been employed by the Company within the last year of Employee’s employment by the Company or thereafter. These obligations will continue for the specified period regardless of whether the termination of Employee’s employment was voluntary or involuntary or with or without cause, and the specified period shall be tolled and shall not run during any time in which Employee fails to abide by these obligations.

(c)          As an exception to the above restrictions, Employee may own passive investments in Competing Businesses, (including, but not limited to, indirect investments through mutual funds), provided that the securities of the Competing Business are publicly traded and Employee does not own or control more than two percent of the outstanding voting rights or equity of the Competing Business.

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10.         Confidentiality.

(a)          All documents or other records, paper or electronic, that, in any way, constitute, contain, incorporate, or reflect any Confidential Information and all proprietary rights therein, including Intellectual Property Rights, shall belong exclusively to the Company, and Employee agrees to promptly deliver to the Company, upon request or upon termination of Employee’s employment with the Company, all copies of such materials and Confidential Information in Employee’s possession, custody, or control, as well as all other property of the Company in Employee’s possession, custody, or control. Likewise, Employee agrees to promptly deliver to the Company, upon request or upon termination of Employee’s employment with the Company, all copies of all documents or other records that, in any way, constitute, contain, incorporate, or reflect any Confidential Information of others that was disclosed or provided to Employee during the Term that is in Employee’s possession, custody, or control.

(b)          Employee agrees, during the Term and thereafter: (i) to hold in confidence and treat with strict confidentiality all Confidential Information, (ii) not to directly or indirectly reveal, report, publish, disclose, or transfer any Confidential Information to any person or entity, and (iii) not to utilize any Confidential Information for any purpose, other than in the course and scope of Employees work for the Company. If Employee is required to disclose Confidential Information pursuant to a court order or subpoena or such disclosure is necessary to comply with applicable law, the undersigned shall: (i) promptly notify the Company before any such disclosure is made and provide the Company with reasonable and ample time within which to object to or oppose any such disclosure, (ii) at the Company’s request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, subpoena, or other applicable law, and (iii) permit the Company to participate with counsel of its choice in any related proceedings.

11.         Proprietary Information.

(a)          Employee agrees that any Inventions created, conceived, developed, or reduced to practice, in whole or in part, by Employee, either solely or in conjunction with others, during or after the Term that arise in any way from the use of or reliance on any Confidential Information or any of the Company’s equipment, facilities, supplies, trade secret information, or time, that relate to the Company’s Business or the Company’s demonstrably anticipated business, research, or development, or that result from any work performed by Employee for, on behalf of, or at the direction of the Company, shall belong exclusively to the Company and shall be deemed part of the Confidential Information for purposes of this Agreement, whether or not fixed in a tangible medium of expression. Employee agrees that all rights, title, and interest in and to all such Inventions, including, but not limited to, Intellectual Property Rights shall vest and reside in, and shall be the exclusive property of, the Company. Without limiting the foregoing, Employee agrees that any and all such Inventions shall be deemed to be “works made for hire” and that the Company shall be deemed the sole and exclusive owner thereof. In the event and to the extent that any such Inventions are determined not to constitute “works made for hire” or that, by operation of law or otherwise, any right, title, or interest in or to the Inventions, including, but not limited to, any Intellectual Property Rights, vests not in the Company, but, rather, in Employee, Employee hereby: (i) irrevocably and unconditionally assigns and transfers to the Company all rights, title, and interest in and to any such Inventions, including, but not limited to, all Intellectual Property Rights and (ii) forever waives and agrees never to assert all such rights, title, and interest.

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(b)          Employee agrees to promptly and fully disclose in writing to the Board of Directors of the Company: (i) any Invention created, conceived, developed or reduced to practice by Employee, either solely or in conjunction with others, during the Term and (ii) any such Invention created, conceived, developed, or reduced to practice after the Term that belongs exclusively to the Company pursuant to the provisions of Paragraph 11(a) of this Agreement. For the avoidance of doubt, in no event shall any provision of this Agreement, including without limitation Paragraph 11(b), provide or be construed to provide Employee or any other party with any license or other right or authority to create, conceive, develop, or reduce to practice, after the Term, any Invention in which the Company has an ownership interest, without the prior written consent of the Company.

(c)          Employee agrees to assist the Company, at the Company’s expense, either during or subsequent to the Term, to obtain and enforce for the Company’s own benefit, in any country, Intellectual Property Rights in connection with any and all Inventions created, conceived, developed, or reduced to practice by Employee (in whole or in part) that belong or have been assigned to the Company pursuant to the provisions of Paragraph 11(a) of this Agreement. Upon request, either during or subsequent to the Term, Employee will execute all applications, assignments, instruments, and papers and perform all acts that the Company or its counsel may reasonably deem necessary or desirable to obtain, maintain, or enforce any Intellectual Property Rights in connection with any such Inventions or to otherwise protect the interests of the Company in those Inventions.

12.         Acknowledgements, Representations, and Warranties.

(a)          Employee acknowledges that the Company has a strict policy against using proprietary information belonging to any other person or entity without the express permission of the owner of that information.

(b)          Employee represents and warrants to the Company that Employee’s performance under this Agreement and as an employee of the Company does not and will not breach any non-competition, non-solicitation, or confidentiality agreement to which Employee is a party. Employee represents and warrants to the Company that Employee has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.

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(c)          Employee represents and warrants to the Company that Employee has not brought and shall not bring to the Company, or use in the performance of Employee’s responsibilities for the Company, any materials or documents of a former employer that are not generally available to the public or that did not belong to Employee prior to Employee’s employment with the Company, unless Employee has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

13.         Indemnification. The Employee will be eligible for indemnification to the fullest extent authorized under the Company’s Articles of Incorporation and By-Laws (as applicable) and will be eligible for coverage under the Company’s Director’s & Officer’s liability insurance policy as approved by the Board, subject to the terms and conditions contained therein.

14.         Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the matters set forth herein and supersedes any prior agreements or understandings between them, whether written or oral, related to compensation.

15.         Waiver. The failure of either party to insist, in any one or more instance, upon performance of the terms and conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term or condition.

16.         Notices. Any notice to be given under this Agreement shall be deemed sufficient if addressed in writing and delivered personally, by telefax with receipt acknowledged, or by registered or certified U.S. mail to the following:

For the Company:

Chairman of the Board of Directors

Charles & Colvard, Ltd.

170 Southport Drive

Morrisville, North Carolina 27560

Fax: (919) 468-0486

For Employee:

Don O’Connell

c/o Charles & Colvard, Ltd.

170 Southport Drive

Morrisville, North Carolina 27560

17.         Severability. In the event that any provision of any paragraph of this Agreement shall be deemed to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of such paragraph or of this Agreement, and the remaining terms, covenants, restrictions or provisions in such paragraph and in this Agreement shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable, and enforceable. In the event that a court determines that the length of time, the geographic area, or the activities prohibited under this Agreement are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

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18.         Amendment. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

19.         Restrictive Covenants Are Reasonable. The market for the Company’s services and the Company’s Business is highly specialized and highly competitive such that other companies and business entities compete with the Company in various locations throughout the world. The provisions set forth in this Agreement: (i) are reasonably necessary to protect the Company’s legitimate business interests, (ii) are reasonable as to the time, territory, and scope of activities that are restricted, (iii) do not interfere with Employee’s ability to earn a comparable living or secure employment in the field of Employee’s choice, (iv) do not interfere and are not inconsistent with public policy or the public interest, and (v) are described with sufficient accuracy and definiteness to enable Employee to understand the scope of the restrictions on Employee.

20.         Injunctive Relief. Because of the unique nature of the Confidential Information, Employee understands and agrees that the Company will suffer irreparable harm in the event that Employee fails to comply with any of Employee’s obligations under Paragraphs 8, 9, 10, or 11 of this Agreement and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, Employee agrees that the Company will, in addition to any other remedies available to it at law or in equity, be entitled to injunctive relief to enforce the terms of Paragraphs 8, 9, 10, or 11 of this Agreement.

21.         Publication. Employee hereby authorizes the Company to provide a copy of this Agreement to any and all of Employee’s future employers and to notify any and all such future employers that the Company intends to exercise its legal rights arising out of or in connection with this Agreement and/or any breach or any inducement of a breach hereof.

22.         Survival. Employee agrees that: (i) Employee’s employment with the Company is contingent upon Employee’s execution of this Agreement, which is a material inducement to the Company to offer employment and the compensation and benefits hereunder to Employee and to provide Confidential Information to Employee, and (ii) Paragraphs 8, 9, 10, and 11 of this Agreement shall survive any termination for any reason whatsoever of Employee’s employment with the Company.

23.         Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of North Carolina, without regard to the conflicts of laws principles thereof. The state and federal courts in North Carolina shall be the exclusive venues for the adjudication of all disputes arising out of this Agreement, and the parties consent to the exercise of personal jurisdiction over them in any such adjudication and hereby waive any and all objections and defenses to the exercise of such personal jurisdiction.

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24.         Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and Employee, his heirs, beneficiaries, and legal representatives. The Company may assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without the consent of Employee. Employee shall not assign this Agreement or delegate Employee’s obligations hereunder. Employee’s right to receive payments under this Agreement shall not be subject to alienation, anticipation, commutation, sale, assignment, encumbrance, setoff, charge, pledge, offset or hypothecation or to execution, levy, attachment, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

25.         Attorneys’ Fees. The Company shall reimburse Employee up to Five Thousand Dollars ($5,000.00) of legal fees and expenses he incurs for legal review and negotiation of this Agreement on his behalf with such reimbursement to be made within ten (10) days of Employee’s submission to the Company of such documentation of his payment of such fees and expenses as the Company may require and in no event later than June 30, 2017.

26.         Compliance with Section 409A.

(a)          Parties’ Intent. The parties intend that the payments and benefits to which Employee may become entitled in connection with Employee’s employment under this Agreement will be exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. All severance payments hereunder are intended to qualify as short-term deferrals meeting the requirements of Treasury Regulation Section 1.409A-1(b)(4) or as involuntary severance payments satisfying the requirements of Treasury Regulation Section 1.409A-1(b)(9)(iii) and this Agreement shall be construed in accordance with such intent. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Employee, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Employee and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which Employee participates to bring it in compliance with Section 409A.

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(b)          Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement relating to the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(c)          Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

(d)          Delayed Distribution to Key Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in the Company’s sole discretion, that Employee is a Key Employee of the Company on the date Employee’s employment with the Company terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of Employee’s employment (the “409A Delay Period”). In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Employee during the 409A Delay Period shall be paid to Employee in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If Employee is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

a.           Reimbursement. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Employee, (ii) the right to reimbursement on in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CHARLES & COLVARD, Ltd.

By:	/s/ Suzanne Miglucci
Suzanne Miglucci
President and Chief Executive Officer

EMPLOYEE

/s/ Don O’Connell
Don O’Connell